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                                                                       EXHIBIT 5

                              SIMPSON THACHER & BARTLETT
                A PARTNERSHIP WHICH INCLUDES PROFESSIONAL CORPORATIONS
                                 425 LEXINGTON AVENUE
                              NEW YORK, N.Y.  10017-3954
                                    (212) 455-2000
                                 FAX: (212) 455-2502



                                            October 22, 1997



K-III Communications Corporation
745 Fifth Avenue
New York, NY 10151

Dear Sirs:

         We have acted as counsel to K-III Communications Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 filed on the date hereof (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to (i) up to 1,250,000 shares of $9.20 Series F Exchangeable Preferred Stock, par value $.01 per share and liquidation value $100 per share, of the Company (the "Preferred Stock") to be issued in exchange for the Company's $9.20 Series E Exchangeable Preferred Stock (the "Old Preferred Stock"), and (ii) up to $125,000,000 in aggregate principal amount of the Company's 9.20% Class F Subordinated Debentures due 2009 (the "Subordinated Debentures") issuable, at the Company's option, in exchange for the Preferred Stock, all as described in the Registration Statement.

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K-III Communications
  Corporation                       -2-                        October 22, 1997


         The Preferred Stock will be issued pursuant to the provisions of the Certificate of Incorporation of the Company, as amended, and the certificate of designations for the Preferred Stock (the "Certificate of Designations"), a form of which has been filed as an exhibit to the Registration Statement. The Subordinated Debentures, if and when issued, will be issued under an indenture, a form of which has been filed as an exhibit to the Registration Statement (the "Indenture"), to be entered into between the Company and The Bank of New York, as trustee (the "Trustee").

         We have reviewed the corporate action of the Company in connection with the proposed issuance and exchange of the Preferred Stock for the Old Preferred Stock and have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as

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K-III Communications
  Corporation                        -3-                      October 22, 1997


certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

         1. The Preferred Stock has been duly authorized and, when the Certificate of Designations is filed with the Secretary of State of the State of Delaware in accordance with Section 103 of the Delaware General Corporation Law, and upon delivery of the Preferred Stock in exchange for the Old Preferred Stock in accordance with the terms of the Prospectus included in the Registration Statement, the Preferred Stock will be validly issued, fully paid and nonassessable.

         2. The Subordinated Debentures have been duly authorized and, upon execution and delivery of the Indenture by the Company and the Trustee and upon issuance and execution of the Subordinated Debentures by the Company, due authentication of the Subordinated Debentures by the Trustee and delivery of the Subordinated Debentures against receipt of shares of Preferred Stock surrendered in exchange therefor in accordance with the terms of the Indenture and the Certificate of Designations, the Subordinated Debentures will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

         Our opinion set forth in paragraph 2 above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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K-III Communications
  Corporation                        -4-                       October 22, 1997


         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus included therein.

         This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

                                  Very truly yours,

                                  /s/ Simpson Thacher & Bartlett

                                  SIMPSON THACHER & BARTLETT